Exhibit 10.29

Execution Copy

COUNTRY CLUB GARDEN APARTMENTS

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

THE ENTITIES SET FORTH ON EXHIBIT A

ATTACHED HERETO,

AS SELLER,

AND

THE HAMILTON COMPANY, OR ITS NOMINEE,

AS PURCHASER

As of September 27, 2019

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 27th day of September, 2019 (the “Effective Date”), by and between THE ENTITIES SET FORTH ON EXHIBIT A ATTACHED HERETO, each having an office at 57 Mill Street, Woburn, Massachusetts 01801 (collectively, “Seller”), and THE HAMILTON COMPANY, INC., a Massachusetts corporation, having an office at 39 Brighton Avenue, Allston (Boston), Massachusetts 02134 (“Purchaser”).

R E C I T A L

WHEREAS, Seller is the owner of the Property (as hereinafter defined).  Seller desires to sell the Property to Purchaser and Purchaser desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1       Agreement of Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, Seller agrees to sell, assign, transfer and convey to Purchaser and Purchaser agrees to purchase, accept and acquire the following:

(a)        those eight (8) certain parcels of land situated in Middlesex County, Massachusetts more particularly described on Schedule 1.1(a) attached hereto and made a part hereof, and known as Country Club Garden Apartments, known as 57 Mill Street, Woburn, Massachusetts, including (i) lots 1 and 2 containing approximately 5.09 acres of developed land (the “Apartment Complex”), and (ii) six parcels of vacant land containing approximately 3.26 acres of vacant land associated therewith (the “Vacant Land”), permitted for seventy-two (72) additional apartment units, clubhouse space and one hundred forty-four (144) parking spaces, together with any and all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (collectively, the “Land”);

(b)        the buildings, structures, fixtures and other improvements on the Land, including specifically, the fifteen (15) apartment multi-family residential buildings located thereon (the “Buildings”) containing one hundred eighty-one (181) residential apartment units, sufficient parking spaces to comply with applicable legal requirements, pool, patio, picnic area, open community green and community laundry (the “Improvements”);

(c)        all of Seller’s right, title and interest in and to all tangible personal property located upon or used in connection with the ownership or operation of the Land or the Improvements (the “Personal Property”), including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, wall unit air conditioning, pool, patio, community laundry, and other items of personal property

(excluding cash and accounts receivable) used exclusively in connection with the operation of the Land and the Improvements, but specifically excluding (i) any proprietary or confidential materials; (ii) any property that serves or is used in connection with any property other than the Property; (iii) any property owned by tenants or parties other than Seller; and (iv) any property leased by Seller.  A list of the Personal Property included in the sale is attached as Schedule 1.1(b) and a list of the personal property excluded from the sale is set forth on Schedule 1.1(c) attached hereto (the “Excluded Personal Property Schedule”);

(d)        all of Seller’s right, title and interest as landlord in and to all lease agreements as set forth on the rent roll (the “Rent Roll”) attached hereto as Schedule 1.1(d) and made a part hereof, and as updated through Closing (collectively, the “Leases”) and all security deposits , including first and last month’s rent, paid to the landlord under the Leases (including all interest thereon to which the tenants are entitled to receive) to the extent not applied in the case of a tenant default in accordance with the terms of this Agreement (collectively, the “Security Deposits”);

(e)        all of Seller’s right, title and interest in and to all contracts and agreements (collectively, the “Property Agreements”) listed and described on Schedule 1.1(e) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land or Improvements which will extend beyond the Closing Date (as such term is defined in Section 4.1 hereof) and which Purchaser has elected to assume per Section 3.3 hereof (the “Assumed Agreements”);

(f)         all of Seller’s right, title and interest in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by governmental agencies having jurisdiction over the Land and Improvements or any portion thereof, together with all renewals and modifications thereof, including, without limitation all of Seller’s right, title and interest in and to that certain Finding and Decision on Application for Comprehensive Permit issued by the City of Woburn Board of Appeals, dated June 21, 2017 and recorded with the Middlesex (South District) Registry of Deeds in Book 69601, Page 295 (collectively, the “Licenses and Permits”);

(g)        all of Seller’s right, title and interest in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Land or the Improvements to the extent Seller’s rights and interests therein are transferable, including specifically, without limitation, to the extent assignable, (i) the use of the name “Country Club Garden Apartments” and any logos, trademarks or similar intellectual property encompassing such name; (ii) any domain names, including www.liveccga.com and, (iii) any telephone numbers, including local and toll free numbers, used in connection with the Land and Improvements, but specifically excluding any proprietary or confidential materials and any property that serves or is used in connection with any property other than the Property (collectively, the “Other Intangibles”); and

(h)        all books and records, ledgers, tenant records, delinquency reports, insurance records and policies, title policies and other similar records relating to the operation of the Seller and the Land and Improvements (the “Books and Records,” together with the Land, Improvements, Personal Property, Leases, Security Deposits, Property Agreements and Licenses and Permits and Other Intangibles, collectively, the “Property”), but specifically excluding any proprietary or confidential materials and any of the foregoing that relates to any entity other than Seller or any property other than the Land and the Improvements.

(i)         The Purchaser shall have the right to elect to purchase only the Apartment Complex during the Inspection Period (the “Election”).  In the event of such Election, the Purchase Price shall be reduced by $2,500,000.  The Election to purchase only the Apartment Complex is conditioned upon the parties using good faith efforts to agree to the terms and conditions of certain easement during the Inspection Period consistent with the terms of the 40B approvals applicable to the Vacant Land whereby (i) the Purchaser would be afforded easement rights to an exclusive parking area on the Vacant Land serving the Apartment Complex with typical cross indemnity and maintenance provisions, and (ii) the Seller would retain certain easement rights for an access route to Salem Avenue through the Apartment Complex parking by means of a key fob access gate to be constructed and maintained by the Seller (as the owner of the Vacant Land).  If despite such good faith efforts the parties cannot agree on the terms of the foregoing easements during the Inspection Period, then the Election shall be deeded rejected, in which event, the Purchaser shall remain obligated to purchase all of the Property on the terms and conditions set forth in this Agreement.

1.2       Purchase Price.  Seller is to sell and Purchaser is to purchase the Property for a total purchase price of Fifty-Nine Million Five Hundred Fifty Thousand and 00/100 Dollars ($59,550,000.00) (the “Purchase Price”).

1.3       Payment of Purchase Price.  At Closing the Purchase Price, subject to a credit for the Earnest Money (as defined in Section 1.4) and subject to adjustment as specified herein, shall be paid by wire transfer of immediately available federal funds or by cashier’s, treasurer’s or bank certified check.  The Earnest Money shall be applied towards the Purchase Price.

1.4       Earnest Money.  Within two (2) business days (which means any day other than a Saturday, Sunday, or legal holiday under the laws of the United States or the Commonwealth of Massachusetts (a “Business Day”)) of the execution and delivery of this Agreement, Purchaser shall deposit with the Commonwealth Land Title Insurance Company, 265 Franklin Street, 8th floor, Boston, MA Attn:  Phil Tanner, Underwriting Counsel, 617-542-0800, phil.tanner@fnf.com (the “Escrow Agent”), the sum of Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Initial Deposit”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. In addition, in the event Purchaser does not terminate this Agreement pursuant to Section 3.2, Purchaser shall, on or before 5:00 p.m. EST on the last day of the Inspection Period (as such term is defined in Section 3.2 hereof), deposit an additional sum of One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) (the “Additional Deposit” and, together with the Initial Deposit, the “Deposit”) with the Escrow Agent.  The Escrow Agent shall hold the Deposit in an interest-bearing account in accordance with Article X and this Section 1.4.  The Deposit, together with all interest earned on such sums, are herein referred to collectively as the “Earnest Money.”  All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement.  Time is of the essence for the delivery of Earnest Money under this Agreement.

1.5       Independent Consideration.  As consideration for Seller’s agreement to enter into this Agreement, Purchaser shall deliver directly to Seller, within two (2) Business Days following the Effective Date,  the sum of  one hundred dollars ($100.00) (the “Independent Consideration”), which Independent Consideration shall be retained by Seller as Seller’s sole property immediately upon receipt thereof and which shall be nonrefundable to Purchaser in all events; provided, however, that the Independent Consideration shall be applied to the Purchase Price at Closing.

ARTICLE II

TITLE AND SURVEY

2.1       Title Examination; Commitment for Title Insurance.  Promptly after the Effective Date, at Purchaser’s sole cost and expense, Purchaser shall order a title commitment (the “Commitment”) from a title company authorized to conduct business in the State in which the Property is located (the “Title Company”) for the issuance of a pro forma owner’s title insurance policy for the Land and Improvements (the “Pro Forma Policy”).  Any and all matters that are of record as of the date of the Commitment are referred to herein as “Title Matters.”

2.2       Survey.  Purchaser may, at Purchaser’s sole cost and expense, employ a surveyor or surveying firm, licensed by the State in which the Property is located, to prepare and deliver to Purchaser a survey of the Property (the “Survey”).  Any and all matters that would be shown on such a survey of the Property, prepared in accordance with applicable ALTA survey standards, are referred to herein as “Survey Matters.”

2.3       Title Objections; Cure of Title Objections.

(a)        Purchaser shall have until 5:00 P.M. eastern standard time on the last day of the Inspection Period (the “Title Objection Period”) to review the Commitment, the related exception documents and the Survey and to notify Seller, in writing, of such objections as Purchaser may have to matters contained therein (“Title Objections”).  Any Title Matters or Survey Matters to which Purchaser does not object prior to the expiration of the Inspection Period or the Purchaser waives pursuant to Section 2.3(b) shall be permitted exceptions to title (each, a “Permitted Exception”).

(b)        If Purchaser notifies Seller of its Title Objections prior to the expiration of the Title Objection Period, Seller shall use reasonable efforts to remove, satisfy or otherwise cure such Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date.  As used herein, “reasonable efforts” shall not require Seller to expend more than One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) to cure such objections, exclusive of Financial Encumbrances (as defined below). Seller shall have until the Closing Date to attempt to remove, satisfy or cure the Title Objections, and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed the earlier of thirty (30) days or December 31, 2019, unless Purchaser agrees to a further extension.  Seller may, but shall not be obligated to, cure or remove same; however, Seller agrees to consult with the Title Company in order to determine which Title Objections, if any, the Title Company is willing to remove, all with no action required on the part of Seller.  Such Title Objections shall be deemed cured or removed if the Title Company issues a revised Commitment to issue, at Closing, an ALTA Owner's Policy of Title Insurance in the amount of the Purchase Price in favor of Purchaser, with such Title Objections having been removed as exceptions.  In the event Seller is unable to effect a cure prior to  either the original Closing Date, which cure shall include the Title Company agreeing to remove any Title Objection as an Permitted Exception from the Commitment and/or Pro Forma Policy or otherwise insured over by the Title Company, or any date to which the Closing has been extended, Purchaser shall have the following options:  (i) to waive such Title Objections (each of which shall be deemed a Permitted Exception) and proceed to the Closing subject to the Permitted Exceptions and without any reduction of the Purchase Price; or (ii) to terminate this Agreement by sending timely written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.  If Seller notifies Purchaser that Seller will be unable to effect a cure thereof (or if Seller has failed to effectuate such cure on or before the Closing Date, as the same may be extended hereunder), Purchaser shall, within three (3) Business Days after such notice has been received or the Closing Date (as the same may be extended hereunder), whichever is earlier, notify Seller in writing whether Purchaser shall elect to proceed to the Closing under sub-section (i) above or to terminate this Agreement under sub-section (ii) above (and failure to timely deliver such notice shall irrevocably be deemed an election by Purchaser to proceed under sub-section (i) above).  Notwithstanding anything to the contrary contained in this Agreement, any title matter which is a financial encumbrance such as a mortgage, deed of trust, or other debt security voluntarily incurred by Seller, which is outstanding against the Property, or any part thereof (herein such matters are referred to as “Financial Encumbrances”) shall in no event be deemed a Permitted Exception, and Seller hereby covenants to remove all Financial Encumbrances on or before the Closing Date without regard to the definition of “reasonable efforts” above.

(c)        For the avoidance of doubt, the Property will not conform with the title provisions of this Agreement unless:

(i)         All Buildings and other Improvements, including but not limited to, any driveways, patios, walkways, fences, parking spaces, dumpsters, jersey barriers and all means of access to the Property, are located completely within the boundary lines of the Property and do not encroach upon or under the property of any other person or entity without the benefit of a perpetual appurtenant easement;

(ii)        No building, structure or improvement of any kind belonging to another person or entity encroaches upon or under the Property without the benefit of an appurtenant easement; and

(iii)      The Property abuts or has indefeasible access to a public way, duly laid out or accepted as such by the city or town in which the Property is located.

2.4       Permitted Exceptions to Title.  Notwithstanding anything contained herein to the contrary, the Land and Improvements shall be subject to the following matters, which shall be deemed to be Permitted Exceptions, and Purchaser shall have no right to object to any of the following:

(a)        the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the Effective Date and Closing as permitted under this Agreement;

(b)        the lien of all ad valorem real estate taxes and assessments for the current fiscal year not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

(c)        local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Land and Improvements; and

(d)        Title Matters and Survey Matters that are either (i) not subject to objection by Purchaser hereunder; or (ii) not timely objected to by Purchaser; or (iii) timely objected to by Purchaser, with a subsequent cure, waiver or deemed cure and/or waiver to such objection by Purchaser, all in accordance with Section 2.3 and Section 2.5 hereof.

2.5       Pre-Closing “Gap” Title Defects.  Following the Inspection Period, Purchaser may, within two (2) Business Days of receipt of any updates to the Commitment or the Pro Forma Policy, notify Seller in writing of any additional objections to any title matters appearing of record subsequent to the date of the Commitment.  With respect to any objections to title set forth in such notice (“Gap Title Objections”), Seller shall have the same option to remove, satisfy or cure, and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the expiration of the Inspection Period.  If Seller is required to remove, satisfy or cure, or elects to attempt to remove, satisfy or cure, as applicable, any such matters, the date for Closing may be extended, if necessary, by a reasonable period of time to effect same, but in no event shall the adjournment exceed the earlier of thirty (30) days or December 31, 2019, unless Purchaser agrees to a further extension.  This Section 2.5 is subject to Section 2.3 hereof.

ARTICLE III

INSPECTION PERIOD

3.1       Right of Inspection.

(a)        Purchaser has been expressly advised by Seller to conduct an independent investigation and inspection the Property (subject to the provisions of this Agreement) utilizing experts as Purchaser deems necessary.  During the term of this Agreement, Purchaser shall have the right to make one or more non-invasive inspections of the Property and to examine, at such place or places at the Land and Improvements, in the offices of the property manager or elsewhere as the same may be located, and certain documents related to the Property in Seller’s possession or control, as more specifically identified on Schedule 3.1 attached hereto and incorporated herein by reference shall be made available to the Purchaser (the “Due Diligence Materials”).  Purchaser acknowledges that certain of such documents may have been prepared by third parties, including the property manager, and may have been prepared prior to the Seller’s ownership of the Property.

(b)        Purchaser understands and agrees that any on-site inspections of the Land and Improvements shall be conducted upon at least forty-eight (48) hours’ prior notice to Seller (which may be written or oral, provided such oral notice is given to Tom Lichoulas) and provided that, as to in-unit inspections, the notice period shall be consistent with the notice period Seller must give tenants under the Leases and under applicable state and local law.  Any such inspections shall be conducted in the presence of Seller or its representative and shall occur at reasonable times agreed upon by Seller and Purchaser.  Purchaser may not contact any tenants, vendors or service providers without first obtaining Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Purchaser may contact the property manager or its employees with respect to due diligence matters during the course of Purchaser’s inspections, but Purchaser may not discuss anything related to future employment with such employees until after the expiration of the Inspection Period. Such inspection shall not unreasonably interfere with the use of the Land and Improvements or its tenants nor shall Purchaser’s inspection damage the Land and Improvements in any respect.  Such inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent to be granted or denied in Seller’s discretion), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations.  Following each entry by Purchaser with respect to inspections or tests on the Land and Improvements, Purchaser shall restore the Land and Improvements to the condition it was in prior to any such inspections or tests.  Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith.

(c)        Purchaser agrees (i) that prior to entering the Land and Improvements to conduct any inspection, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, (i) worker’s compensation/employer’s liability coverage in the minimum statutory amount of $500,000.00, (ii) commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of $1,000,000 per occurrence/$2,000,000 aggregate, with combined single limit for personal injury or property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Land and Improvements free from all liens and encumbrances.  In addition, if Purchaser chooses to conduct any Phase II (as such term is commonly used in the industry) or other invasive testing of the Land (collectively, "Additional Testing"),  Purchaser must first receive Seller's prior written consent to be granted or denied in Seller’s discretion (per (b) above).  In order to obtain Seller's consent to Additional Testing, Purchaser shall notify Seller, in writing, of the intended purpose, scope and location of the same on the Property, to which notice there shall be attached a copy of a written proposal prepared by or for Purchaser with regard to such Additional Testing.  Further, Purchaser shall provide Seller with any other information regarding such Additional Testing which Seller may reasonably request.  Seller shall promptly respond (meaning within three (3) business days) to Purchaser’s request to do such Additional Testing upon its receipt and review of all information relating thereto, as set forth above; provided, however, that Seller’s failure to so respond shall be deemed to be a withholding of its consent to allow such Additional Testing.

(d)        Purchaser shall observe, and cause its agents and contractors to observe, all appropriate safety precautions in conducting Purchaser's inspection of the Property and perform all work and cause its agents and contractors to perform all work, in such a manner so as not to cause any damage to the Property, injury to any person or to the environment, or interference with any ongoing operations at the Property.  Purchaser shall indemnify, defend, and hold Seller and its wholly-owned affiliates, subsidiaries, agents, employees, officers, directors, trustees, or other representatives of Seller (collectively, the "Indemnified Parties") harmless from and against any losses, damages, expenses, liabilities, claims, demands, and causes of action (together with any legal fees and other expense incurred by any of the Indemnified Parties in connection therewith), resulting directly or indirectly from, or in connection with, any inspection of or other entry upon the Property (including any investigation of the Property necessary for completion of any Purchaser's environmental report(s) and any entry onto the Property with the authorization of Seller) by Purchaser, or its agents, employees, contractors, or other representatives, including, without limitation, any losses, damages, expenses, liabilities, claims, demands, and causes of action resulting, or alleged to be resulting, from injury or death of persons, or damage to the Property or any other property, or mechanic's or materialmen's liens placed against the Property in connection with Purchaser's inspection thereof.  Purchaser agrees to promptly repair any damage to the Property directly or indirectly caused by any acts of Purchaser, or its agents or contractors, and to restore the Property to the condition that existed prior to Purchaser's entry. Notwithstanding the foregoing, Purchaser shall have no liability or obligation with respect to any adverse condition which existed at the Property prior to Purchaser's inspection, except to the extent Purchaser's inspection exacerbates such adverse condition.  This Section shall survive Closing or other termination of this Agreement and any such claims shall not be limited to the Survival Period.

3.2       Right of Termination.  Seller agrees that if Purchaser determines (such determination to be made in Purchaser’s sole discretion) that it does not desire to acquire the Property for any reason or no reason, Purchaser shall have the right to terminate this Agreement by delivering written notice thereof to Seller and the Escrow Agent prior to the expiration of the time period commencing on the Effective Date and ending at 5 p.m. Eastern Time on forty-five  (45)  days after the later of: the Effective Date or delivery of the Due Diligence Materials  (the “Inspection Period”).  If Purchaser delivers such notice of termination during the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Purchaser fails to deliver Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2,  the Earnest Money shall become non-refundable to Purchaser except as otherwise provided in this Agreement, and (subject to any express rights of termination on the part of Purchaser provided elsewhere in this Agreement) Purchaser shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.  Time is of the essence with respect to the provisions of this Section 3.2.

3.3       Assumed Agreements.  On or before expiration of the Inspection Period, Purchaser shall deliver written notice to Seller identifying which Property Agreements shall be assigned to Purchaser at Closing, and such Property Agreements shall constitute the Assumed Agreements for the purposes of this Agreement.  Seller shall terminate all other Property Agreements prior to Closing. Subject to Seller’s obligation to terminate all Property Agreements other than the Assumed Agreements, Seller shall continue to perform any and all of Seller’s obligations under all Property Agreements through the Closing.  Notwithstanding anything contained herein to the contrary, Seller agrees to cause any existing property management agreements and any leasing listing agreements to be terminated effective as of the Closing Date and Seller shall be solely responsible for any fees or payments due thereunder.

ARTICLE IV

CLOSING

4.1       Time and Place.

(a)        Subject to the provisions of Section 2.3(b) and Section 2.5 above and Section 4.1(b) below, the consummation of the transaction contemplated hereby (the “Closing”) shall take place pursuant to an escrow arrangement with the Escrow Agent consistent with the terms of this Agreement on Tuesday, December 10, 2019, unless otherwise agreed in writing by the parties.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

(b)        At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2       Seller’s Obligations at Closing.  At Closing, Seller shall:

(a)        deliver to Purchaser Quitclaim Deeds duly executed in the form attached hereto as Exhibit B (collectively, the “Deed”), pursuant to which Seller sells, assigns, transfers and conveys the Land and Improvements to Purchaser;

(b)        deliver to Purchaser a duly executed warranty bill of sale conveying the Personal Property to Purchaser in the form attached hereto as Exhibit C (the “Bill of Sale”);

(c)        deliver to Purchaser a duly executed assignment and assumption agreement regarding leases, rents, deposits and escrow accounts, in the form attached hereto as Exhibit D (the “Assignment of Leases”);

(d)        deliver to Purchaser a duly executed assignment and assumption of the Assumed Agreements and the Intangible Property in the form attached hereto as Exhibit E (the “General Assignment”);

(e)        deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, confirming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change;

(f)         deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g)        deliver to Purchaser a certificate in the form attached hereto as Exhibit F certifying that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, together with a corporate excise tax lien waiver on behalf of any corporate seller;

(h)        deliver to Purchaser such affidavits from Seller as the Title Company may reasonably require in order to omit from its title insurance policy all exceptions for parties in possession other than under the Leases and mechanic’s liens, along with a gap indemnity;

(i)         deliver to Purchaser a counterpart of a closing statement (the “Closing Statement”) prepared by the Escrow Agent that sets forth the prorations and credits, the Purchase Price and other amounts paid and disbursed in accordance with this Agreement;

(j)         deliver to Purchaser at the Land:

(i)         the Leases, together with the leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Land and Improvements, if any, in the possession and control of Seller;

(ii)        all Assumed Agreements, if any, in the possession and control of Seller;

(iii)      all Licenses and Permits, if any, in the possession and control of Seller;

(iv)       the Books and Records; and

(v)        all Security Deposits and other tenant funds held in escrow (to the extent such Security Deposits or other funds are not applied against delinquent rents or otherwise as provided in the Leases) as reflected in the Updated Rent Roll.

(k)        deliver an updated Rent Roll (the “Updated Rent Roll”) for the Property, dated within five (5) days of the Closing Date, certified by Seller as being true and correct, containing the same type of information as provided in the Rent Roll;

(l)         join with Purchaser to execute a notice, which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

(m)       deliver to Purchaser possession and occupancy of the Property (including all keys held by Seller or any of Seller’s agents), subject to the Permitted Exceptions; and

(n)        deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.

4.3       Purchaser’s Obligations at Closing.  At Closing, Purchaser shall:

(a)        pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred U.S. funds pursuant to Section 1.3 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

(b)        join Seller in execution of the instruments described in Section 4.2(c),  Section 4.2(d),  Section 4.2(i),  and Section 4.2(l) above;

(c)        deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized officer thereof, confirming that the representations and warranties of Purchaser contained in this Agreement are true and correct as of the Closing Date;

(d)        deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(e)        deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4       Credits and Prorations.

(a)        The following shall be apportioned between Seller and Purchaser with respect to the Property as of 12:01 a.m. Eastern Time on the day of Closing, as if Purchaser owned the Property during the entire day upon which Closing occurs:

(i)         rents, as and when actually collected by Seller or its management agent (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases), based on the Updated Rent Roll;

(ii)        taxes for the current fiscal year (including personal property taxes on the Personal Property) and assessments levied against the Land and Improvements;

(iii)      payments due and any prepayments made under the Assumed Agreements;

(iv)       gas, electricity and other utility charges, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v)        any other operating expenses or other items pertaining to the Property (except insurance) which are customarily prorated between a purchaser and a seller of real property in the area in which the Land is located.

(b)        Notwithstanding anything contained in the foregoing provisions:

(i)         At Closing, Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Land and Improvements, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(ii)        At Closing, Purchaser shall receive a credit for the aggregate amount of (a) all Security Deposits, and (b) any other deposits due and payable to Seller pursuant to Leases to the extent the same are actually held by or on behalf of Seller; provided, however, Seller shall be entitled to apply Security Deposits against delinquent rent prior to Closing in the ordinary course of business.

(iii)      Any taxes paid at or prior to Closing on account of the real or personal property for the current fiscal year shall be prorated based upon the amounts actually paid.  If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and, following the Closing, Purchaser shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed.  To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves promptly following Closing.

(iv)       Seller shall receive the entire advantage of any discounts for the prepayment prior to the Closing of any taxes, water rates or sewer rents.

(v)        Unpaid and delinquent rent after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent after the Closing Date relating to post-Closing periods, Seller shall, within ten (10) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the Closing Date and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent which accrued and was due and payable to Seller prior to the Closing Date, Purchaser shall, within ten (10) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the Closing Date.  Seller and Purchaser agree that if, as of the Closing, any rent is in arrears (“Delinquent Rent”) for the calendar month in which the Closing occurs but not for prior periods, then the first rent collected by Purchaser shall be deemed to be attributable to the calendar month in which the Closing occurred and it shall be prorated between Purchaser and Seller as of the Closing.  If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent.  Purchaser will make a good faith effort after Closing to collect all rents (including Delinquent Rent) in the usual course of Purchaser’s operation of the Property.

(c)        The provisions of this Section 4.4 shall survive Closing; provided that, notwithstanding anything to the contrary in the foregoing, all adjustments and prorations (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of one hundred eighty (180) days after the Closing Date, except (i) as to the items set forth in Section 4.4(c), and (ii) with respect to property taxes, if the current tax rate or assessed valuation is not available by such date, adjustments with respect to property taxes shall be made within thirty (30) days after the later to become available of the tax rate or assessed valuation.

4.5       Closing Costs.  Purchaser shall pay all costs and expenses associated with its due diligence review, its own counsel fees, any fees and other amounts charged by parties providing debt or equity financing to Purchaser or by counsel to such parties, all title insurance premiums and costs, any survey costs, and one half of the Escrow Agent’s fee.  Seller shall pay its own counsel fees, any real estate transfer taxes, the recording costs for any documents required to clear title in accordance herewith, and one half of the Escrow Agent’s fee.  Any other closing costs shall be allocated as is customary in the jurisdiction where the Property is located.

4.6       Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing

Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)        Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b)        All of the representations and warranties of Seller contained in this Agreement were true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

(c)        Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(d)        The Property shall be in the same condition on the Closing Date as it was in on the Effective Date, reasonable wear and tear and damage by minor casualty only excepted.

4.7       Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)        Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b)        Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c)        All of the representations and warranties of Purchaser contained in this Agreement were true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

(d)        Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

4.8       Failure of Condition.  If any condition set forth in Section 4.6 is not satisfied or waived on or before the Closing, then, so long as the Purchaser has acted in good faith and with due diligence in performing its obligations hereunder and cooperating with Seller in its performance hereunder, such failure of condition shall constitute a default by Seller, and Purchaser may pursue its remedies under Article VI.  If any condition set forth in Section 4.7 is not satisfied or waived on or before the Closing, then, so long as Seller has acted in good faith and with due diligence in performing its obligations hereunder and cooperating with Seller in its performance hereunder, such failure of condition shall constitute a default by Purchaser, and Seller may pursue its remedies under Article VI.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1       Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a)        Organization and Authority.  Seller has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.  Seller has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller.  The person signing this Agreement on behalf of Seller is authorized to do so, and this Agreement is a legal and binding obligation of Seller enforceable in accordance with its terms, subject to principles of equity and laws affecting creditors’ rights generally. This Agreement and each document to be executed and delivered by Seller at the Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, and at the time of Closing will not, violate any provision of any judicial order to which Seller is a party or to which Seller or the Property is subject, and (iii) constitute, or in the case of the Seller Closing Documents will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

(b)        Pending Actions.  Except as set forth on Schedule 5.1(b), there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Seller’s knowledge, threatened against Seller, the Land or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Land and Improvements, would have a material adverse effect on the Improvements being used as apartment rental units for lease to the general public or the operation of the Land and Improvements for such purposes, or of the development of the Vacant Land for apartment rental units for lease to the general public, or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c)        Leases.  Seller is the lessor or landlord or the successor lessor or landlord under the Leases.  Except as set forth in the Rent Roll, there are no other leases or occupancy agreements to which Seller is a party affecting the Land and Improvements~~.~~  The termination of any Lease prior to Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.  The Rent Roll is and the Updated Rent Roll shall be true, correct and complete in all material respects as of the date of delivery of each.  The Rent Roll identifies all Security Deposits, first and last month’s rent, and any interest accrued thereon.  Except as set forth in the Rent Roll, no tenant is entitled to any rent concession, rent-free occupancy, reduction or abatement of rent for any reason whatsoever, and to Seller’s knowledge, neither Seller nor any tenant is in default thereunder.  There are no brokerage agreements relating to the Leases that are currently in effect.

(d)        Condemnation.  Seller has received no written notice of any pending condemnation proceedings relating to the Land and Improvements and, to Seller’s knowledge, no such proceedings are threatened.

(e)        Employees.  Seller has no employees.

(f)         Conflicting Agreements.  The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any material document, instrument, or agreement to which Seller is a party or by which Seller or any of the Property is bound, which breach or default would prevent, hinder, or impair the consummation of the transactions contemplated by this Agreement.

(g)        Property Agreements.  Seller has delivered true and complete copies of the Property Agreements to which Seller is a party and all existing amendments thereto to Purchaser. There are no Property Agreements to which Seller is a party except as set forth on Schedule 1.1(e).  To Seller’s knowledge, there is no default by any party under any of the Property Agreements.

(h)        Licenses and Permits.  To Seller’s knowledge, Seller has delivered true and complete copies of the Licenses and Permits and all renewals and modifications thereto to Purchaser. There are no Licenses and Permits to which Seller is a party except as set forth on Schedule 1.1(f).  To Seller’s knowledge, there is no default by any party under any of the Licenses and Permits.

(i)         Legal Compliance.  Seller has not received written notice from any governmental entity or instrumentality indicating that either the Land or Improvements violates or fails to comply in any material respect with any governmental or judicial law, order, rule or regulation (provided that compliance with environmental laws is addressed in the following sub-section), which violation or failure to comply has not been cured.

(j)         Bankruptcy. Seller has not filed or been the subject of any filing of a petition under the federal bankruptcy law or any state insolvency laws or laws for the reorganization of debtors. Seller is not insolvent (within the meaning of any applicable Federal or state law relating to bankruptcy or fraudulent transfers) and will not be rendered insolvent by the transactions contemplated by this Agreement.

(k)        ERISA. No Employee Benefit Plan within the meaning of Section 3.3 of the Employee Retirement Security Act of 1974 (“ERISA”), sponsored or maintained by Seller, its subsidiaries or affiliates has any interest in the Property, whether (without limiting the foregoing) as an owner, lender, lessee, sublessee, creditor, secured party, assignee or otherwise, nor is the Property subject to any lien under ERISA or the Code.

(l)         OFAC. Seller is not a person or entity with whom the United States, any Person or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(m)       Taxes and Assessments. Except as disclosed on Schedule 5.1(m), Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

(n)        Insurance. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(o)        Personal Property.  Seller owns the Personal Property, which is not subject to any equipment leases, license agreements or other arrangements, except as may be set forth in the Property Agreements and/or Licenses and Permits.

5.2       Knowledge Defined.  References to the “knowledge” of Seller shall refer only to the actual knowledge of James Lichoulas, III and Tom Lichoulas, who are principals of Sellers, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, its members and investors, or any affiliate of any of them, or to any of their officers, agents, managers, representatives or employees or to impose upon such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

5.3       Survival of, and Liability with Respect to, Seller’s Representations and Warranties.

(a)        The representations and warranties of Seller set forth in Section 5.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(e) hereof, shall survive Closing for a period of nine (9) months (the “Survival Period”).

(b)        No claim for a breach of any representation or warranty of Seller shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (ii) unless the valid claims for all such breaches collectively aggregate more than $25,000 and then only to the extent of such excess, and (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the Survival Period.

(c)        In no event shall (i) Seller’s aggregate liability to Purchaser with respect to (A) any breach of any representation or warranty of Seller in this Agreement (as modified by the certificate to be delivered by Seller at Closing pursuant to Section 4.2(e) hereof), and (B) any other claim whatsoever by Purchaser against Seller in connection with this Agreement or the sale of the Property to Seller exceed the amount of the Cap, or (ii) Seller be liable for consequential, speculative or punitive damages.  As used herein, the term

“Cap” shall mean an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

(d)        In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b).  If, despite changes or other matters described in the certificate delivered pursuant to Section 4.2(e), the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate.

5.4       Covenants of Seller.  Seller hereby covenants with Purchaser as follows:

(a)        From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, in all cases subject to ordinary wear and tear.

(b)        From and after the expiration of the Inspection Period until the Closing, Seller shall not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) apply any Security Deposits except in the ordinary course of business and consistent with Seller’s past practices, (ii) enter into any new Lease or extensions to an existing Lease on Seller’s current standard form of Lease for a term of more than twelve (12) months and (A) in the case of a new Lease, at a monthly rent that is less than Seller’s current monthly rent offered to tenants (except Seller shall be permitted to offer concessions to such new tenant in the Seller’s ordinary course of business, which concessions shall not include more than one (1) month of free rent), and (B) in the case of a renewal of an existing Lease, at a monthly rent that is less than the monthly rent paid by such tenant for the month immediately prior to such renewal, (iii) terminate any existing Lease except for tenant’s default thereunder and in the ordinary course of business and consistent with Seller’s past practices, or (iv) enter into, modify or amend any Property Agreement, leasing commission agreement, relocation agreement or other similar agreement relating to the Property that is not terminable by Seller, without penalty or premium, upon not more than thirty (30) days prior written notice.

(c)        Other than with respect to Assumed Agreements, upon written request of Purchaser, as of the Closing Date, Seller shall terminate any Property Agreements, leasing commission agreements, relocation agreements or other similar agreements relating to the Property specified by Purchaser.

(d)        After the Effective Date, Seller shall not create or voluntarily incur any mortgage, lien, pledge or other encumbrance affecting the Property or any portion thereof other than the Permitted Exceptions.

(e)        Seller shall not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, institute any proceedings to determine the assessed value of the Land and Improvements or any real property taxes payable with respect thereto.

(f)         Until the Closing or earlier termination of this Agreement, Seller shall maintain in effect the current levels of insurance regarding the Property.

(g)        Seller shall execute all applications and instruments, if any, reasonably required in connection with the transfer of the Licenses and Permits to Purchaser, and shall not amend, modify or terminate any such Licenses and Permits without Purchaser’s prior written consent.  Without Purchaser’s prior written consent, Seller shall not consent to, authorize or approve any change in zoning or similar land use classification affecting the Property or any special assessments affecting the Property.

5.5       Representations,  Warranties and Covenants of Purchaser.  Purchaser hereby represents and warrants to Seller, and makes the following covenants:

(a)        Purchaser has been duly incorporated and is validly existing under the laws of the Commonwealth of Massachusetts.  Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken.  The person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement and each document to be executed and delivered by Purchaser at the Closing (collectively, the “Purchaser Closing Documents”) (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser, (ii) do not, and at the time of Closing will not, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject, and (iii) constitute, or in the case of the Purchaser Closing Documents will constitute, a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

(b)        There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)        All documents and information relating to the Property which are disclosed to or obtained by Buyer during the term of this Agreement, including that described in Schedule 3.1 (the "Property Information") shall be held by Buyer in strict confidence.  Buyer shall not disclose Property Information to any third party except (a) to Buyer's investors and/or to its lenders, professional advisors, outside counsel, and employees ("Buyer Parties"), and if so disclosed, then only to the extent necessary to facilitate Buyer's evaluation of the condition of the Property or its financing of the same on a "need-to-know" basis; (b) a required disclosure to any governmental, administrative, or regulatory authority having or asserting jurisdiction over either Buyer, Seller, or the Property; or (c) to any person entitled to receive such information pursuant to a subpoena or other legal process.;

or (d) to the extent necessary or appropriate to enforce Buyer’s rights under this Agreement.  Notwithstanding the foregoing, Property Information shall not include the following: (i) information which has been or becomes generally available to the public other than as a result of a disclosure by Buyer in violation of this Agreement; or (ii) information which was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by Seller.  Buyer shall inform all Buyer Parties to whom it has disclosed Property Information of the confidential nature of the same, and Buyer shall be responsible in the event that such Buyer Parties fail to treat such Property Information confidentially.  The Buyer’s obligations under this Section 5.5(c) shall survive the Closing and any claims arising hereunder not be limited such that they must be made during the Survival Period.

(d)        Purchaser is not a person or entity with whom the United States, any Person or entities are restricted or prohibited from doing business under OFAC’s regulations (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

5.6       Survival of, and Liability with Respect to, Purchaser’s Representations and Warranties.  Unless otherwise noted above, the representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing and shall be a continuing representation and warranty for the Survival Period.

ARTICLE VI

DEFAULT

6.1       Default by Purchaser.  If the Closing does not occur by reason of any default of Purchaser (other than a default by Purchaser caused by Seller’s default), including, without limitation, any failure to timely fund with Escrow Agent any portion of the Earnest Money, Seller shall be entitled, as its sole and exclusive remedy at law or in equity, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof.  In such event, this Agreement will terminate, and Purchaser will have no further rights or obligations hereunder, except with respect to obligations that expressly survive termination.  Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any obligation that expressly survives termination hereunder.

6.2       Default by Seller.  If the Closing does not occur by reason of any default of Seller (other than a default by Seller caused by Purchaser’s default), Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money,  plus its out-of-pocket expenses incurred in connection with the transactions contemplated hereby, not to exceed Forty Thousand and 00/100 Dollars ($40,000.00)(which reimbursement shall require Purchaser to provide reasonable backup documentation to support such expenses), which shall operate to terminate this

Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller on or before thirty (30) days following the date upon which Closing was to have occurred.  Notwithstanding the foregoing, nothing contained herein will limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any obligation that expressly survives termination hereunder.

ARTICLE VII

RISK OF LOSS

7.1       Minor Casualty.  If there is any loss or damage to the Land and Improvements which is not a Major Casualty (as defined in Section 7.3) and that has not been fully restored as of the Closing Date, this Agreement shall remain in full force and effect provided Seller assigns all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the Land and Improvements, plus the amount of any deductibles.

7.2       Condemnation and Major Casualty.  If there is a condemnation of the Land and Improvements or any portion thereof (a “Condemnation”), or an event of casualty which is a Major Casualty, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation hereunder other than with respect to those obligations that expressly survive termination of this Agreement. Within ten (10) Business Days after Seller sends Purchaser written notice of the occurrence of a Condemnation or Major Casualty, Purchaser may elect to proceed with Closing by written notice to Purchaser, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any condemnation awards, or with respect to the casualty claim, relating to the Land and Improvements, plus the amount of any deductibles related to a casualty. If Purchaser does not provide written notice to Seller of its intention to proceed with Closing within ten (10) Business Days after Seller sends Purchaser written notice of the occurrence of a Condemnation or Major Casualty, this Agreement shall terminate, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation hereunder other than with respect to those obligations that expressly survive termination of this Agreement.

7.3       Definition of Major Casualty.  For purposes of Section 7.1 and Section 7.2, a “Major Casualty” refers to any casualty that results in more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) of damage to the Property.

ARTICLE VIII

COMMISSIONS

8.1       Brokerage Commissions.  If the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to CBRE and Hunneman (collectively, the “Broker”) at Closing.  CBRE will be paid a brokerage commission pursuant to a separate written agreement between Seller and Broker.  Hunneman will be paid $50,000.00 by the Seller and $100,000.00 by the Purchaser.  Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.  The provisions of this paragraph shall survive Closing.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1       No Reliance on Documents.  Except as expressly stated herein or in any documents delivered at Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby.  Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein or in any documents delivered at Closing.  Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Land and Improvements which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Land and Improvements and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2       DISCLAIMERS.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE LAND AND IMPROVEMENTS WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON

BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING.  PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE LAND AND IMPROVEMENTS, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING.

THE AGREEMENTS AND ACKNOWLEDGMENTS CONTAINED IN THIS SECTION 9.2 CONSTITUTE A CONCLUSIVE ADMISSION THAT BUYER, AS A SOPHISTICATED, KNOWLEDGEABLE INVESTOR IN REAL PROPERTY, SHALL ACQUIRE THE PROPERTY SOLELY UPON ITS OWN JUDGMENT AS TO ANY MATTER GERMANE TO THE PROPERTY OR TO BUYER'S CONTEMPLATED USE OR INVESTMENT IN THE PROPERTY, AND NOT UPON ANY STATEMENT, REPRESENTATION OR WARRANTY BY SELLER OR ANY AFFILIATE, AGENT OR REPRESENTATIVE OF SELLER (INCLUDING SELLER'S BROKER), WHICH IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT REQUIRED TO BE EXECUTED BY SELLER AND DELIVERED TO BUYER AT CLOSING.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, AS A SOPHISTICATED AND KNOWLEDGEABLE INVESTOR IN REAL PROPERTY, BUYER IS AWARE THAT MOLD, WATER DAMAGE, FUNGI, BACTERIA, INDOOR AIR POLLUTANTS OR OTHER BIOLOGICAL GROWTH OR GROWTH FACTORS (COLLECTIVELY CALLED "INDOOR AIR POLLUTANTS") MAY EXIST AT THE PROPERTY AND THAT SUCH INDOOR AIR POLLUTANTS MAY BE UNDISCOVERABLE DURING ROUTINE OR INVASIVE INSPECTIONS, OWNERSHIP, OR OPERATIONS OF THE PROPERTY.  IN EVALUATING ITS PURCHASE OF THE PROPERTY AND DETERMINING THE PURCHASE PRICE, BUYER HAS TAKEN (OR SHALL TAKE) THESE MATTERS INTO ACCOUNT, AND BUYER SHALL ASSUME, AT CLOSING, THE RISK OF ALL INDOOR AIR POLLUTANTS, INCLUDING, WITHOUT LIMITATION, THOSE RESULTING FROM PATENT OR LATENT CONSTRUCTION DEFECTS.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE LAND AND IMPROVEMENTS, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND

THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND AND IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING.  UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER, SELLER’S AFFILIATED ENTITIES (INCLUDING WITHOUT LIMITATION THE PROPERTY MANAGER) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND EXPENSES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER PARTY OR PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

9.3       Environmental Release.

(a)        PURCHASER AND PURCHASER’S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND THE SELLER PARTIES AND RELEASE SELLER AND THE SELLER PARTIES OF AND FROM AND WAIVE ANY CLAIM OR CAUSE OF ACTION, INCLUDING ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR THE SELLER PARTIES UNDER ANY HAZARDOUS SUBSTANCES LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING CERCLA (DEFINED BELOW) AND RCRA (DEFINED BELOW), OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR HAZARDOUS SUBSTANCES IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING.  THE TERMS AND CONDITIONS OF THIS SECTION WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE DEEDS.

(b)        As used in this Agreement, “Hazardous Substances” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated by any environmental laws, regulations and ordinances, whether federal, state or local and whether now existing or hereafter enacted or promulgated, as such laws may be amended from time to time, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), the Toxic Substance Control Act, the Hazardous Substances Transportation Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, or any other federal, state or local legislation or ordinances applicable to the Land and Improvements (collectively, “Hazardous Substances Laws”).

9.4       No Financial Representation.  Seller will cooperate with Purchaser in providing such financial information and income and expense data relating to the Property described in Schedule 3.1 in connection with Purchaser’s due diligence review, both during and after the Inspection Period.  Except as otherwise expressly set forth in this Agreement or in any documents delivered at Closing, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Land and Improvements, it being acknowledged by Purchaser that Seller’s experience with the Property and the operation of the Land and Improvements and allocations of revenues or expenses during Seller’s ownership may be vastly different than Purchaser may be able to attain.  Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

9.5       Effect and Survival of Disclaimers.  Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX.  Seller and Purchaser agree that the provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE X

ESCROW AGENT

10.1     Payment of Purchase Price.  Escrow Agent, following authorization and instruction by the parties at Closing, shall (a) pay to Seller by federal wire transfer of immediately available funds to an account designated by Seller, the Purchase Price less any costs or other amounts to be paid by Seller at Closing pursuant to this Agreement, (b) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to this Agreement and (c) pay all costs and amounts to be paid by Purchaser to the appropriate payees at Closing pursuant to this Agreement.

10.2     Earnest Money.  The Escrow Agent will hold the Earnest Money in escrow in an interest-bearing account of the type generally used by the Escrow Agent for the holding of escrow funds until the earlier of the (a) Closing or (b) termination of this Agreement in accordance with any right hereunder.  If this Agreement is terminated prior to the expiration of the Inspection Period or pursuant to another express right of termination established herein, the Earnest Money will be returned by the Escrow Agent to Purchaser. If the Closing occurs, the Earnest Money will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money.  If the Closing (as it may be extended in accordance with the terms of this Agreement) does not occur, and Purchaser has not terminated this Agreement pursuant to an express right of termination established herein or is not otherwise expressly entitled to the return of the Earnest Money as provided herein, the Earnest Money shall be released to Seller. In all other instances, the Escrow Agent shall not release the Earnest Money to either party until the Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money. Purchaser and Seller will provide their respective tax identification numbers, for purposes of reporting the interest earnings, on separate W-9s to be provided to Escrow Agent.

10.3     Liability.

(a)        The Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify the Escrow Agent and hold the Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that the Escrow Agent is acting solely as stakeholder for their mutual convenience. If the Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money, the Escrow Agent shall not be bound to release and deliver the Earnest Money to either party but may either (i) continue to hold the Earnest Money until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Earnest Money with the clerk of any court of competent jurisdiction.  Upon such deposit, the Escrow Agent will be released from all duties and responsibilities hereunder.  The Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

(b)        The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Earnest Money, the Land and Improvements or the subject matter of this Agreement unless the Escrow Agent is requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectability of any check delivered in connection with this Agreement.  The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

10.4     Designation of Certifying Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)        The Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code.

(b)        Seller and Purchaser each hereby agree:

(i)         to provide to the Escrow Agent all information and certifications regarding such party as reasonably requested by the Escrow Agent or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)        to provide to the Escrow Agent such party’s taxpayer identification number and a statement in such form as may be requested by the Escrow Agent, signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Escrow Agent is correct.

10.5     Survival.  The provisions of this Article X shall survive Closing or any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1     Confidentiality.  Prior to the Closing, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its respective business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants, investors, lenders and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially, and in all events Purchaser shall be responsible for its employees, consultants, accountants and attorneys’ obligation to keep confidential the data and information provided to them pursuant to this Agreement. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 11.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.  The provisions of this Section 11.1 shall survive the termination of this Agreement.

11.2     Public Disclosure.  Prior to the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller.  Seller hereby acknowledges and agrees that the Purchaser is a publicly traded entity and is obligated to make an SEC filing of the transaction following execution of this Agreement, which will include the Purchase Price (the “SEC Filing”).  In addition, the Seller agrees to provide audited financial statements to Purchaser at or after the Closing Date for the Purchaser’s auditors to be able to provide adequate disclosure of the transaction.  Our closing on this transaction is not dependent upon their findings, however, we will need cooperation during that period.

11.3     TIME OF THE ESSENCE.  TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH HEREIN.

11.4     Discharge of Obligations.  The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

11.5     Assignment.  Purchaser may not assign its rights under this Agreement to anyone other than an Affiliate (as hereinafter defined) without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion.  Subject to the conditions set forth in this Section 11.5, Purchaser may assign its rights under this Agreement to an Affiliate or a qualified intermediary in connection with a Section 1031 transaction (a “Qualified Intermediary”) without the prior written consent of Seller. In the event that Purchaser desires to assign its rights under this Agreement to an Affiliate or Qualified Intermediary, Purchaser shall send written notice to Seller at least five (5) Business Days prior to Closing stating the name and, if applicable, the constituent persons or entities of the Affiliate or Qualified Intermediary and providing the signature block of the Affiliate or Qualified Intermediary. Such assignment shall not become effective until such Affiliate or Qualified Intermediary executes an instrument reasonably satisfactory to Seller in form and substance whereby the Affiliate or Qualified Intermediary expressly assumes each of the obligations of Purchaser under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money. No assignment shall release or otherwise relieve Purchaser from any obligations hereunder.  For purposes of this Section 11.5, the term “Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person in question.  For purposes of this definition, “control” means the power to direct the day-to-day management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, status as a general partner or managing member, by contract or otherwise, and “Person” means an individual, or a general partnership, limited partnership, corporation, professional corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or any other legally-recognized entity.  Notwithstanding anything to the contrary contained herein, Purchaser shall not have the right to assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.  In order to enable Seller to make such determination, Purchaser shall cause to be delivered to Seller such information as is requested by Seller with respect to a proposed assignee and the constituent persons or entities of any proposed assignee, including specifically, without limitation, any pension or profit sharing plans related thereto.

11.6     Notices.  Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible email/PDF transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above, and provided also that delivery after 5:00 p.m. Eastern Time on a Business Day, or on a day that is not a Business Day shall be deemed delivered on the following Business Day.  Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Purchaser:	The Hamilton Company, Inc. 39 Brighton Avenue Allston, MA 02134 Attn: Jameson Brown, President Email: jbrown@thehamiltoncompany.com
with a copy to:	Saul Ewing Arnstein & Lehr LLP 131 Dartmouth Street, Suite 500 Boston, MA 02116 Attn: Sally Michael, Esq. Email: sally.michael@saul.com
If to Seller:	James T. Lichoulas, Jr., 57 Mill Street Woburn, MA 01801
with a copy to:	Thomas W. Tavenner, Jr., Esq. Dalton & Finegold, LLP 34 Essex Street Boston, Massachusetts 01810 Telephone: 978-269-7700 Email: ttavenner@dfllp.com

If to Escrow Agent:	Commonwealth Land Title Insurance Company 265 Franklin Street, 8th Floor Boston, MA 02110 Attn: Phil Tanner, Esq. Email: phil.tanner@fnf.com

11.7     Modifications.  This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.8     Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Land is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of any such period shall be deemed to end at 5 p.m. Eastern Time unless otherwise noted herein.

11.9     Successors and Assigns.  The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.10   Entire Agreement.  This Agreement, including the Exhibits and Schedules, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.11   Further Assurances.  Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.  The provisions of this Section 11.11 shall survive Closing.

11.12   Counterparts.  This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Agreement.

11.13   Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.14   Applicable Law.  THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE

FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.  SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MIDDLESEX COUNTY, COMMONWEALTH OF MASSACHUSETTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.14  SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

11.15   No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.16   Exhibits and Schedules.  The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A	List of Sellers
(b)	Exhibit B	Form of Deed
(c)	Exhibit C	Form of Bill of Sale
(d)	Exhibit D	Form of Assignment and Assumption of Leases

(e)	Exhibit E	Form of General Assignment
(f)	Exhibit F	Form of Certificate as to Foreign Status

(g)	Exhibit G	Federal Lead-Based Paint Disclosure
(h)	Schedule 1.1(a)	Legal Description
(i)	Schedule 1.1(b)	Included Personal Property Schedule

(j)	Schedule 1.1(c)	Excluded Personal Property Schedule

(k)	Schedule 1.1(d)	Rent Roll
(l)	Schedule 1.1(e)	Property Agreements
(m)	Schedule 1.1(f)	Licenses and Permits
(n)	Schedule 3.1	Due Diligence Materials
(o)	Schedule 5.1(b)	Pending Actions
(p)	Schedule 5.1(m)	Real Estate Tax Assessment Actions

11.17   Captions.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.18   Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.19   Termination of Agreement.  It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.20   Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement or in any document delivered by Seller in connection with the consummation of the transaction contemplated hereby, it is expressly understood and agreed that Seller’s liability shall be, and is, limited to, and payable and collectible only out of, Seller’s interest in the Property and the proceeds from the sale of the Property, and no other property or asset of Seller or of any of Seller’s directors, officers, employees, shareholders, members or partners shall be subject to any lien, levy, execution, setoff, or other enforcement procedure for satisfaction of any right or remedy of Purchaser in connection with the transaction contemplated hereby.

11.21   Federal Lead-Based Paint Disclosure.  Pursuant to 42 U.S.C. § 4852d, Seller has provided to Purchaser the disclosure attached hereto as Exhibit G.

11.22   1031 Exchange.  Purchaser and Seller each agree to cooperate with the other in effectuating one or more tax-free exchanges under §1031 of the Internal Revenue Code (“Section 1031”) with respect to the sale of the Property hereunder, provided that any such cooperation, including the execution and delivery of any document reasonably requested and which is necessary to effect any or all such tax-free exchanges, shall be without cost, expense or additional liability to the party whose participation is requested.  In connection therewith, to the extent that Section 1031 requires the same, Purchaser and/or Seller, as applicable, consents to an assignment of this Agreement to one or more qualified intermediaries provided that Seller and/or Purchaser, as applicable, remains liable on its obligations hereunder, including, without limitation, the warranties and representations made pursuant to and as limited by the terms and conditions of this Agreement.  In addition, and as a condition to any such assignment, the assigning party shall provide written notice of any such assignment at least five (5) Business Days prior to the effective date thereof together with a copy of the fully executed assignment instrument.  No assignment by Seller or by Purchaser pursuant to this Section 11.22 shall relieve any party of its obligations hereunder.  In addition, nothing contained in this Section 11.22 is intended to confer any adjournment rights that are not otherwise expressly provided in this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement as of the Effective Date.

SELLER:

[ADD SIGNATURE BLOCKS OF SELLERS]

PURCHASER:

THE HAMILTON COMPANY, INC.

By:
Name: Jameson Brown
Title: President

As to Section 1.4 and Article X only:

ESCROW AGENT:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name: Philip A. Tanner
Title: Underwriting Counsel

[Signature Page #1]

Exhibit A

LIST OF SELLERS

1.         Ninety-Three Realty Limited Partnership, a Massachusetts limited partnership (Country Club Garden Apartments, 50-82 Mill Street)

2.         James T. Lichoulas, Jr., as Trustee of 93 Realty Holding Revocable Trust – 53 Mill Street, under Declaration of Trust dated February 2, 2011 (53 Mill Street)

3.         James T. Lichoulas, Jr. and James T. Lichoulas, III, as Trustees of 93 Realty Holding Revocable Trust – 59 Mill Street, under Declaration of Trust dated February 2,  2011 (59 Mill Street)

4.         James T. Lichoulas, Jr. and James T. Lichoulas, III, as Trustees of 93 Realty Holding Revocable Trust – 61 Mill Street, under Declaration of Trust dated January 12,  2011 (61 Mill Street)

5.         93 Realty Holding Co., Inc., a Massachusetts corporation (43 Rear Mill Street and Lots 1 and 5 on Woburn Zoning Map 39, Block 1)

6.         Mill Street Property Group LLC, a Massachusetts limited liability company

A-1

EXHIBIT B

FORM OF DEED

B-1

Exhibit C

FORM OF

BILL OF SALE

_________________, a __________________ ("Assignor"), in accordance with the Purchase and Sale Agreement dated September___, 2019 (as the same may have been amended to date, the “Agreement”) by and between Assignor and __________, a _____ ________ (“Assignee”), and in consideration of the sum of Ten Dollars ($10.00) (the sufficiency and receipt of which are hereby acknowledged), does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver (collectively, "assign") unto Assignee, all of Assignor's right, title and interest in and to all of the tangible personal property owned by Seller and located on the real property commonly known as Country Club Garden Apartments (collectively, the “Personal Property”) specifically including, but not limited to appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash and accounts receivable) used exclusively in connection with the operation of the Land and the Improvements, but specifically excluding (i) any proprietary or confidential materials, (ii) any property that serves or is used in connection with any property other than the Land and the Improvements, (iii) any property owned by tenants or parties other than Assignor, (iv) any property leased by Assignor and (v) any Excluded Personal Property.  As used herein, the terms “Land,” “Improvements” and “Excluded Personal Property” shall have the meanings ascribed thereto in the Agreement.

TO HAVE AND TO HOLD the Personal Property unto Assignee and Assignee's heirs, legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY IS BEING ASSIGNED "AS IS", "WHERE IS", AND "WITH ALL FAULTS" AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY, EXCEPT THAT SELLER OWNS THE PERSONAL PROPERTY FREE AND CLEAR OF ANY LIENS AND/OR ENCUMBRANCES, WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

IN WITNESS WHEREOF, Assignor has executed and delivered this Bill of Sale as of the ___ day of ____________, 2019.

ASSIGNOR:

, a

By:
Name:
Title:

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EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption of Leases (the “Assignment”) is made as of the _____ day of ____________, 2019 by and between _________________, a __________________ (the “Assignor”), and ________________, a ______ ________ (the “Assignee”).

WHEREAS, Assignor is conveying to Assignee by deed of even date herewith title to a certain parcels of land, together with the improvements thereon, situated at and commonly known as Country Club Garden Apartments (the “Property”) pursuant to a Purchase and Sale Agreement dated September___, 2019, between Assignor and Assignee, as the same may have been amended (the “Purchase Agreement”); and

WHEREAS, there are presently certain outstanding leases for portions of the Property, which leases, as the same may have been amended, are listed on Exhibit A attached hereto (collectively, the “Leases”); and

WHEREAS, in connection with the contemporaneous conveyance of the Property by Assignor to Assignee, Assignor desires to assign its interest in the Leases to Assignee, and Assignee desires to accept such assignment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee, and Assignee hereby accepts from Assignor, effective as of the date of this Assignment, all of Assignor’s right, title and interest in, to and under the Leases, including any and all security deposits and all prepaid rents and interest accrued thereon shown on Exhibit A.

By execution of this Assignment, Assignee assumes and agrees to perform all of the covenants, agreements and obligations of the landlord under the Leases binding on Assignor, as such shall arise or accrue on and after the date of this Assignment.  Without limiting the generality of the preceding sentence, Assignee acknowledges the receipt of all security deposits and all prepaid rents and interest accrued thereon as set forth on Exhibit A and agrees to apply same in accordance with the terms of the Leases.  Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all obligations, liabilities, costs and claims (including reasonable attorney’s fees) arising as a result of or with respect to any default of any of landlord’s obligations under the Leases occurring on and after the date of this Assignment.

Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all obligations, liabilities, costs and claims (including reasonable attorney’s fees) arising as a result of or with respect to any default of landlord’s obligations under the Leases occurring prior to the date of this Assignment.

Assignor acknowledges and agrees that no general or limited partner, officer, trustee, beneficiary, director, member, manager, equity owner, employee or representative of Assignee shall ever have any personal liability under this Assignment.  Assignee acknowledges and agrees

D-1

that no general or limited partner, officer, trustee, director, member, manager, equity owner, employee or representative of Assignor shall ever have any personal liability under this Assignment.

ASSIGNEE ACKNOWLEDGES THAT IT HAS INSPECTED THE LEASES AND THAT THIS ASSIGNMENT IS MADE BY ASSIGNOR AND ACCEPTED BY ASSIGNEE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, AND WITHOUT RECOURSE AGAINST ASSIGNOR, EXCEPT AS OTHERWISE EXPRESSLY MAY BE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT.

This Assignment may be executed in multiple counterparts and duplicate originals, all of which shall constitute one and the same document.

IN WITNESS WHEREOF, Assignor has executed this Assignment as a sealed instrument as of the date first above written.

ASSIGNOR:

, a

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

D-2

Exhibit E

FORM OF

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT, made and entered into this ____ day of ________, 2019 (this “Assignment”), between _________________, a ____________________ (“Assignor”) and __________________,  a _______ ________ (“Assignee”).

RECITALS:

WHEREAS, Assignor is conveying to Assignee by deed of even date herewith title to certain parcels of land, together with the improvements thereon (the “Property”) pursuant to a Purchase and Sale Agreement dated September___, 2019, between Assignor and Assignee, as such may have been amended (the “Purchase Agreement”; all initially capitalized terms used but not defined herein shall have the definitions ascribed thereto in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign all of its ownership interest in and rights and obligations with respect to the Assumed Agreements, Licenses and Permits, the Books and Records and the Other Intangibles to Assignee, and Assignee has agreed to assume same;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under the Assumed  Agreements, Licenses and Permits, the Books and Records and the Other Intangibles (collectively, the “Property Matters”). Assignee accepts the Property Matters and assumes and indemnifies Assignor from the obligations and liabilities thereunder that accrue on and after the date hereof.  Assignor assumes and indemnifies Assignee from all obligations for the Property Matters that accrue prior to the date hereof.  Notwithstanding the foregoing, the indemnification obligations of the parties set forth herein are subject to the express provisions of the Purchase Agreement.

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

This Assignment is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except as may be expressly set forth herein or in the Purchase Agreement.

This Assignment inures to the benefit of the parties hereto and their respective successors and assigns.  This Assignment may be executed in multiple counterparts and duplicate originals, all of which shall constitute one and the same document.

E-1

IN WITNESS WHEREOF, Assignor and Assignee have executed this General Assignment as of the date first above written.

ASSIGNOR:

, a

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF

CERTIFICATE AS TO FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform _____________________________________, a ___________ (“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by [________________] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.         Transferor is a ________________ and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.         Transferor’s U.S. employer identification number is___________________.

3.         Transferor’s address is ___________________.

4.         Transferor is not a disregarded entity for federal tax purposes.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement made herein is punishable by fine, imprisonment, or both.  Transferor understands that Transferee is relying on this certification in determining whether withholding is required upon transfer of real property by Transferor.

Under penalty of perjury, Transferor and the individual executing on its behalf declare that the statements made in this Certificate as to Foreign Status are true, correct and complete.

EXECUTED on _________________, 2019.

SELLER:

[ADD SIGNATURE BLOCKS OF APPLICABLE SELLERS]

F-1

EXHIBIT G

FEDERAL LEAD-BASED PAINT DISCLOSURE

EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING.  LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY.  LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN.  THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS.  A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

By its execution of the Agreement to which this Exhibit F is attached, Purchaser acknowledges that (a) it has read and understands the foregoing Lead Warning Statement, (b) it has reviewed, or during the Inspection Period will review, any documents concerning lead-based paint or lead-based paint hazards located on the Property or otherwise provided for review by Seller, and (c) it has independently obtained a lead hazard information pamphlet in the form prescribed by the Environmental Protection Agency under Section 406 of the Toxic Substances Control Act.  Purchaser shall conduct such studies and tests for lead-based paint during the Inspection Period as Purchaser deems appropriate.

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SCHEDULE 1.1(A)

LEGAL DESCRIPTION

SCHEDULE 1.1(B) INCLUDED IN  PERSONAL PROPERTY SCHEDULE

SCHEDULE 1.1(C)

EXCLUDED PERSONAL PROPERTY SCHEDULE

SCHEDULE 1.1(D)

RENT ROLL

SCHEDULE 1.1(E)

PROPERTY AGREEMENTS

SCHEDULE 1.1(F)

LICENSES AND PERMITS

SCHEDULE 3.1

DUE DILIGENCE MATERIALS

The materials listed below will be provided only to the extent in Seller’s possession or control:

1)         Rent Roll for most recent completed calendar month

2)         Current/Aged delinquency report

3)         Tenant Deposit report

4)         Copies of all Property Agreements

5)         Copies of all Leases and rental applications

6)         Most recent environmental Phase I report

7)         Most recent title insurance policy

8)         Certificate evidencing current casualty, property and other insurance coverages

9)         Five (5) years of loss run reports for general liability and property damage insurance

10)       Most recent survey, plans, or specifications

11)       All licenses, permits, or approvals

12)       Utility Bills for most recent six (6) months

13)       2018 and 2019 (stub period) Operating Statements

14)       Warranties for services and materials provided to the Property

15)       Other general records relating to the income and expenses of the Property

SCHEDULE 5.1(B)

PENDING ACTIONS

None

SCHEDULE 5.1(M)

REAL PROPERTY TAX ASSESSMENT ACTIONS

None